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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
       SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
           OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                        Commission File Number 001-13086

                         Weatherford International, Inc.
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             (Exact name of registrant as specified in its charter)

    515 Post Oak Blvd., Suite 600, Houston, Texas 77027-3415; (713) 693-4000
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, $1.00 par value
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            (Title of each class of securities covered by this Form)

                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)      [ ]               Rule 12h-3(b)(1)(ii)      [ ]
Rule 12g-4(a)(1)(ii)     [ ]               Rule 12h-3(b)(2)(i)       [ ]
Rule 12g-4(a)(2)(i)      [ ]               Rule 12h-3(b)(2)(ii)      [ ]
Rule 12g-4(a)(2)(ii)     [ ]               Rule 15d-6                [ ]
Rule 12h-3(b)(1)(i)      [X]

         Approximate number of holders of record as of the certification or notice date: 1

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Weatherford International, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: December 23, 2002               By: /s/ BURT M. MARTIN
                                          -------------------------------------
                                          Name:  Burt M. Martin
                                          Title: Senior Vice Present